Exhibit 99.1

BED BATH & BEYOND PROVIDES FURTHER RESPONSE TO COVID-19

buybuy BABY & Harmon Face Values Stores to Remain Open to Serve Essential
Infant, Health and Personal Care Needs

All Other Bed Bath & Beyond Retail Banners to Temporarily Close

UNION, New Jersey – March 22, 2020 — Bed Bath & Beyond Inc. (Nasdaq: BBBY) today announced a further update to its COVID-19 response. By Monday morning, March 23, 2020, the Company will temporarily close all its retail banner stores across the US and Canada, other than its buybuy BABY and Harmon Face Values (‘Harmon’) stores, subject to state and local regulations. The move is part of ongoing efforts to help reduce the spread of novel coronavirus (COVID-19) and means all but approximately 175 of the Company’s approximately 1,500 stores will be closed to the public until April 3, 2020.

The Company will provide all associates impacted by these store closures with applicable pay and benefits for this period. As the situation continues to evolve, the Company is monitoring guidance provided by multiple local, state, federal, and global public health entities and stands ready to implement immediate changes, as needed.

Mark Tritton, President & CEO, said, “Our number one priority is the health and safety of our customers and associates. We will do our part to slow the spread of this virus by closing the vast majority of stores across our retail operations.”

“Responding to consumer demand, we will continue to make available essential infant, personal and health care products to customers who need items urgently, in our stand-alone buybuy BABY and Harmon stores. Meanwhile, we are improving our ability to deliver other essential items to our loyal customers’ homes during this time, by enhancing our e-commerce capabilities and regional distribution network.”

Tritton added, “During this time of business disruption and uncertainty, we are carefully managing our expenses, working capital, capital expenditures and balance sheet. We ended our fiscal year with approximately $1.4 billion in cash and investments, and we have access to an additional $250 million through a revolving credit agreement, as well as access to other uncommitted lines of credit. As I previously stated, we have a remarkable team and robust contingency plans, supported by a strong balance sheet. We are financially stable and will continue to be responsive to our customers’ needs as this situation continues to evolve.”

About Bed Bath & Beyond Inc.

Bed Bath & Beyond Inc. and subsidiaries (the "Company") is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of domestic merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s plans in response to the novel coronavirus (COVID-19). Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with the novel coronavirus (COVID-19), including its impacts across our businesses on demand and operations; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for its business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. The Company does not undertake any obligation to update its forward-looking statements.

CONTACTS:

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 OR IR@bedbath.com

MEDIA CONTACT: Dominic Pendry, (908) 855-4202 / 347 604 0381 or dominic.pendry@bedbath.com